Exhibit 99.1

Sepracor Announces Completion Of Zero Coupon Convertible Subordinated Note Offerings and Calls for Redemption Outstanding 5.75% Convertible Subordinated Notes

MARLBOROUGH, Mass., Dec. 15 /PRNewswire-FirstCall/— Sepracor Inc. (Nasdaq: SEPR) today announced that on December 12, 2003, it closed its sale of $600 million aggregate principal amount 0% Convertible Senior Subordinated Notes (the “0% Notes”), including $200 million of 0% Series A Convertible Senior Subordinated Notes due 2008 (the “Series A Notes”) and $400 million of 0% Series B Convertible Senior Subordinated Notes due 2010 (the “Series B Notes”). The initial purchasers have the option to purchase up to an additional $50 million principal amount of Series A Notes and/or up to $100 million principal amount of Series B Notes.

The 0% Notes will not bear interest and have a zero yield to maturity. Each $1,000 principal amount of the Series A Notes will be convertible under certain circumstances into 31.3550 shares of Sepracor common stock. The conversion rate is equivalent to a conversion price of approximately $31.8928 per share, subject to adjustment. This represents a 24% conversion premium based on the closing sale price of $25.72 of Sepracor common stock on December 8, 2003. Each $1,000 principal amount of the Series B Notes will be convertible under certain circumstances into 33.5175 shares of Sepracor common stock. The conversion rate is equivalent to a conversion price of approximately $29.8352 per share, subject to adjustment. This represents a 16% conversion premium based on the closing sale price of $25.72 of Sepracor common stock on December 8, 2003.

The Series A and Series B Notes will be the Company’s general unsecured obligations and are subordinated in right of payment to all of its existing and future senior indebtedness. However, they are senior to Sepracor’s 5.75% Convertible Subordinated Notes due 2006 and its 5% Convertible Subordinated Debentures due 2007.

The 0% Notes were offered only to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933. The 0% Notes have not been registered under the Securities Act or any state securities laws, and, unless registered, may not be sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Sepracor also today announced the call for redemption of all of its $430.0 million aggregate outstanding principal amount of 5.75% Convertible Subordinated Notes due 2006 (the “5.75% Notes”). The redemption date has been set for January 9, 2004. Notices of redemption will be sent to holders of the 5.75% Notes on or about December 19, 2003. The redemption price of the 5.75% Notes is $1,000 per $1,000 principal amount of the 5.75% Notes, together with accrued and unpaid interest to, but excluding, the redemption date. The details concerning terms and conditions of redemption or conversion are fully described in a Notice of Full Redemption that will be mailed to record holders of the 5.75% Notes on or about December 19, 2003. Redemption and conversion transactions will be handled by J.P. Morgan Chase Bank.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This press release contains forward-looking statements that involve risks and uncertainties, including statements with respect to Sepracor’s redemption of the outstanding 5.75% Notes, the effect of such redemption, and the safety, efficacy, potential benefits and successful development of Sepracor’s pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: market acceptance of the proposed financing and general market conditions; the effectiveness of the hedging strategy; the results of clinical trials with respect to products under development; the submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 8, 2003.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

For a copy of this release or any recent release, visit
http://www.prnewswire.com/comp/780960.html or www.sepracor.com.

Contact:

David P. Southwell
Executive Vice President
Chief Financial Officer

Jonae R. Barnes
Vice President
Investor Relations

Sepracor Inc.
(508) 481-6700